Exhibit 99.1

              Cytec Announces Fourth Quarter and Full Year Results;
                         Full Year 2006 Outlook Provided


    WEST PATERSON, N.J.--(BUSINESS WIRE)--Feb. 9, 2006--Cytec Industries Inc. (NYSE:CYT) announced today net earnings available to common stockholders for the fourth quarter of 2005 of $18.4 million or $0.39 per diluted share on net sales of $788 million. Included in the quarter is a $2.6 million or $0.05 per diluted share gain related to a favorable tax development in an international jurisdiction and restructuring charges and integration costs of $14.1 million and $0.2 million, respectively (after-tax $10.6 million or $0.22 per diluted share). Excluding these items, net earnings available to common stockholders were $26.4 million or $0.56 per diluted share.
    Net earnings available to common stockholders for the fourth quarter of 2004 were $46.2 million or $1.13 per diluted share on net sales of $451 million. This includes an after tax net gain of $17.1 million or $0.42 per diluted share related to foreign currency and interest rate hedging transactions associated with the acquisition of the Surface Specialties business of UCB Group which was completed on February 28, 2005. Excluding this special item, net earnings available to common stockholders for the fourth quarter of 2004 were $29.1 or $0.71 per diluted share.
    David Lilley, Chairman, President and Chief Executive Officer said, "The fourth quarter presented many challenges to Cytec and the chemical industry. Raw material and energy costs spiked early in the quarter and our people did a good job of increasing our product prices, passing along much of the cost increases. On the demand side, selling volumes in heritage Cytec Specialty Chemicals were generally flat with the year ago period with declines in North America offset by gains in Europe and Latin America while Asia was up slightly. On a pro-forma basis, the acquired Surface Specialties businesses selling volumes were up year on year. Building Block Chemicals volume was down in North America and Asia. Cytec Engineered Materials had higher volumes in the large commercial aircraft, commercial rotorcraft and military aircraft sectors. In light of the headwinds faced, this was a solid performance for Cytec."

    The segment results discussed below have been restated to reflect the transfer of the specialty adhesives and urethanes product lines from Cytec Surface Specialties to Cytec Performance Chemicals as outlined in our press release dated January 31, 2006. A brief summary of our reportable segments reflecting the realigned product lines is as follows:

    -- Cytec Performance Chemicals - Includes the water treatment chemicals, mining chemicals, specialty additives and phosphine chemicals, polymer additives, specialty adhesives and urethanes.

    -- Cytec Surface Specialties - Includes radcure resins, powder coating resins and liquid coating resins.

    --  Cytec Engineered Materials is unchanged.

    --  Building Block Chemicals is unchanged.

    Cytec Performance Chemicals Sales increased 21% to $221 million; Operating Earnings decreased to $17 million

    Mr. Lilley continued, "In Cytec Performance Chemicals, sales of product lines related to the acquisition of Surface Specialties added 15% to sales. In our heritage product lines, selling prices increased 6%, selling volumes increased 1% and exchange rate changes decreased sales 1%. The selling price increases were across all product lines and covered most but not all of the much higher raw material and energy costs. Volumes increased in the mining chemicals and specialty additives and phosphine chemicals due to improving demand and new business. Water treatment chemicals and polymer additives selling volumes declined due to the impact on demand from the hurricanes and continuing sluggish industrial demand in North America. For the acquired product lines, on a pro-forma basis, volumes were essentially flat, selling prices increased 10% and exchange rate changes decreased sales 5%.
    "The decrease in operating earnings of $2.6 million was primarily due to the impact of higher raw material and energy costs which were not fully offset by selling price increases as well as lower fixed cost absorption as we ran certain of our plants at reduced levels to bring inventory levels in-line with demand.

    Cytec Surface Specialties Sales increased 450% to $351 million; Operating Earnings increase to $14 million

    "Almost all of the sales increase in Cytec Surface Specialties is due to sales of product lines related to the acquisition of Surface Specialties. In our heritage product lines selling prices increased 1%, exchange rate changes decreased sales 2% while volumes were down 1% principally in North America where demand remains weak, partially offset by higher volumes in Asia-Pacific. For the acquired product lines, on a pro-forma basis, selling volumes were up 6% due to recovery of business, selling prices increased 6% and exchange rate changes decreased sales 5%.
    "Operating earnings increased $8.9 million primarily due to the addition of results from the Surface Specialties product lines.

    Cytec Engineered Materials Sales increase 17% to $137 million; Operating Earnings increase to $27 million

    "Cytec Engineered Materials sales volumes increased 14% and selling prices were up 3% and the impact of exchange rate changes was flat. The volume increases were primarily due to increased aircraft build rates for large commercial aircraft, commercial rotorcraft and military aircraft.
    "The increase of $12.9 million in operating earnings primarily reflects the impact of increased selling volumes, the related leverage on costs from the higher volumes, improving manufacturing performance and good expense controls.

    Building Block Chemicals Sales decrease 9% to $79 million;
Operating loss of $4 million

    "Building Block Chemicals selling volumes were down 18% and exchange rate changes reduced sales another 1% but these declines were partially offset by higher selling prices of 10%. Our sales of acrylonitrile in Asia-Pacific and North America were impacted by customers reducing their purchases caused by higher selling prices in the regions and high inventories. The increase in acrylonitrile selling prices was driven primarily by higher raw material costs as producers attempted to recover costs and improve margins.
    "As a result of the lower demand, the acrylonitrile plant ran at less than capacity for part of the quarter. Selling prices were not able to catch up to the raw material and energy cost increases experienced in the quarter as propylene and natural gas increased 23% and 35%, respectively, versus the same period of last year. In addition, the operating loss reflects the impact from repairs of damage from the hurricanes of about $1.1 million with some minor work still to be completed in the first quarter of 2006."

    Earnings in Associated Companies

    Earnings in Associated Companies for the fourth quarter of 2005 decreased from the prior year period as a result of the May 2005 sale of our 50% interest in CYRO Industries to our former partner, Degussa.

    Corporate and Unallocated

    James P. Cronin, Executive Vice President and Chief Financial Officer commented, "During the quarter, we recorded a charge of $14.1 million ($10.5 million after tax or $0.22 per diluted share) for employee-related severance costs principally related to our recently announced formation of Cytec Specialty Chemicals whereby we combined our specialty chemicals product lines into one organization under one leadership team. We anticipate that most of the restructuring related to this reorganization will be completed in the first half of this year. In connection with the Surface Specialties acquisition we have begun projects which are primarily related to the elimination of the transition service agreements with the former owner for our information technology hardware infrastructure and incurred integration costs of $0.2 million."

    Interest Expense

    Interest expense is significantly higher than the prior year quarter primarily due to the higher average levels of debt outstanding resulting from the Surface Specialties acquisition.

    Income Tax Expense

    Mr. Cronin added, "Our tax provision for the quarter was $2.9 million, or 13.5%, on the earnings before income taxes. Included in the tax provision is a credit of $2.6 million related to a further reduction in income tax expense concerning a tax audit in Norway with respect to prior year's tax returns. Excluding this item, our underlying effective tax rate for the quarter was 26 %. This compares to an underlying rate of 25% for the same period of 2004."

    Cash Flow

    Cash flow provided by operations was $59.0 million for the quarter. Trade accounts receivable dollars were up sequentially due to higher sales but days outstanding were essentially flat. Inventory dollars and days were down slightly as we reduced production at certain facilities to bring inventories more in line with demand but this was mostly offset by higher raw material and energy costs. Capital spending for the quarter was $30 million bringing our full year total to $105 million.

    2006 Outlook

    Mr. Lilley commented further, "We expect 2006 to be another challenging year as we anticipate raw material and energy costs to remain high but volatile. We have been doing a good job at recovering the value for our products but the volatility of raw materials and energy costs also increases the difficulty of passing along spikes in these costs. On the demand side, our aerospace markets continue to grow as the build rates for large commercial aircraft, business jets, military aircraft and commercial rotorcraft continue to increase and our customers utilize more advanced composites. We are forecasting weak industrial demand in Cytec Specialty Chemicals in North America and Europe with the largest impact on our Cytec Surface Specialties segment and certain of our Cytec Performance Chemicals product lines. While there were some signs of improvement in the European region in the fourth quarter of 2005, we remain cautious until we see a more sustainable improvement in demand. We expect Asia-Pacific and Latin America to have good growth in 2006. Please note that our reported results of 2005 include only 10 months of operations from the acquired Surface Specialties business. Two month pro-forma 2005 sales were $225 million. Our exchange rate assumptions for 2006 include the dollar to euro rate averaging $1.25.
    "Our guidance for the year includes pre-tax incremental share-based employee compensation expense of approximately $ 10.5 million ($7.7 million after tax or $0.16 per diluted share) which is the estimated impact of our adopting Statement of Financial Accounting Standards No. 123(R), "Share Based Payment", (FAS 123R) as of January 1, 2006.
    Excluded from our guidance is $4 to $5 million pre-tax for integration expenses related to the Surface Specialties acquisition. These integration expenses, the majority of which are duplicative in nature, are anticipated to be incurred primarily as a result of our elimination of transition service agreements currently in place with the former owner regarding the information technology hardware infrastructure and are expected to be completed in 2006. In addition, as we continue to identify further benefits of our previously announced organization consolidation of our specialty chemicals product lines into Cytec Specialty Chemicals and we expect to announce further restructuring charges in the first half of the year in the range of $3 to $5 million. These potential charges are excluded from our guidance.

    "Cytec's specific segment detail for the full year is as follows:

    "In Cytec Performance Chemicals, our guidance is for sales to increase to a range of $900 to $940 million from $856 million with about a third of the increase due to increased selling prices, about a quarter related to the additional two months of sales from the acquired product lines and the remainder due to volume increases. Two month pro-forma sales in 2005 for the acquired product lines included in this segment were $20 million. We see continuing strong demand in our mining chemicals product line and more moderate demand in the remainder. Operating earnings are expected to increase to a range of $70 to $75 million due primarily to the higher sales and supported by continuing manufacturing productivity improvements and good expense controls. Included in operating earnings is approximately $2.3 million of incremental share-based compensation expense due to the adoption of FAS 123R in 2006.
    "In Cytec Surface Specialties, our guidance is for sales to increase to a range of $1.46 to $1.51 billion from $1.24 billion with about 85% of the increase due to the additional two months of sales from the acquired product lines and the remainder due to selling price and modest volume increases. Two month pro-forma sales in 2005 for the acquired product lines included in this segment were $205 million. We anticipate continuing weak demand in North America and Europe but we expect to continue to see good progress in the Asia-Pacific and Latin American regions and from new global product introductions. Operating earnings are expected to increase to a range of $85 to $95 million and this includes approximately $4.5 million of incremental share-based compensation expense related to FAS 123R. We continue to see many opportunities to improve our manufacturing and supply chain operations and with our new organization for Specialty Chemicals in place we expect the improvement initiatives to continue.
    "In Cytec Engineered Materials, our guidance is for sales to increase to a range of $590 to $620 million from $542 million with about a quarter of the increase due to increased selling prices and the remainder due to volume increases. We anticipate increased aircraft production spurred by the recent orders and the rising backlog at the large aircraft manufacturers, and continuing development of new applications for advanced composites. We expect a continuing high level of investment in our selling, technical and research and development expenses in light of the continuing opportunities with aircraft manufacturers as they develop new platforms for the future. Operating earnings are expected to increase to a range of $110 to $120 million and includes approximately $2.2 million of incremental share-based compensation expense related to FAS 123R.
    "In Building Block Chemicals, our guidance is for sales to increase to a range of $340 to $355 million of which selling price increases account for about 40% and the remainder is due to volume increases. The full year average forecast for the price of propylene is a range of $0.42-$0.44 per pound and our price for US natural gas is $9 per MMBTU. Also, we expect a negative impact on Cytec of approximately $5 million in 2006 due to operating inefficiencies in the melamine plant as we expect our partner will be taking little, if any volumes from that plant this year. In 2005, our partner took their full share of 50% of the plant's output. Including the melamine impact, operating earnings are expected to be in a range of $17 to 20 million and includes approximately $1.5 million of incremental share-based compensation expense related to FAS 123R.
    "In Corporate and Unallocated, our guidance for 2006 is a loss of about $7 million which is similar to 2005. Our guidance for other income(expense), net is expense of about $3 million and our guidance for equity earnings is about $2 million. Our 2006 guidance for interest expense, net is a range of $54 to $56 million and our estimated underlying annual effective tax rate for ongoing operations is 27%.
    In closing Mr. Lilley commented, "Based on all of the above our forecast of overall annual 2006 sales is now in a range of $3.29 to $3.42 billion and our forecast for full year diluted earnings per share is $3.45 to $3.70 an increase of 12% to 20% over 2005's $3.07 per diluted share excluding items as discussed under the full year results below.
    "We begin 2006 cautiously, but with momentum and optimism that by focusing on what we can control and being flexible to react to rapidly changing market conditions, we believe we can deliver the highest performance for all our stakeholders."

    Full Year Results

    Net earnings for the full year ended December 31, 2005 were $59.1 million, or $1.27 per diluted share on sales of $2,926 million. Included in the full year ended December 31, 2005 were purchase accounting related charges of $20.8 million pre-tax (after-tax $15.2 million, or $0.33 per diluted share), related to acquired inventories from Surface Specialties being recorded at fair value which exceeded normal manufacturing cost, a charge of $37.0 million or $0.80 per diluted share related to the write-off of acquired in-process research and development costs of Surface Specialties, a pre-tax charge of $44.2 million (after tax $28.1 million or $0.60 per diluted share) related to currency and interest rate derivative transactions associated with the Surface Specialties acquisition, a pre-tax charge of $2.4 million (after tax $1.8 million or $0.04 per diluted share) related to an anticipated settlement of a certain litigation matter, a pre-tax charge of $22.0 million (after-tax $14.0 million or $0.30 per diluted share) related to the optional redemption of our MOPPRS prior to their maturity, an income tax benefit of $28.3 million, or $0.61 per diluted share, reflecting favorable resolution of tax audits with respect to prior year tax returns, employee restructuring costs of $16.8 million (after tax net $12.4 million or $0.27 per diluted share), integration costs related to the acquired business of pre-tax $0.2 million (after tax $0.1 million) and a $4.4 million settlement to resolve a dispute over an environmental matter (after tax $3.2 million or $0.07 per diluted share). Excluding these items, net earnings were $142.6 million or $3.07 per diluted share.
    Net earnings available to common stockholders for the full year ended December 31, 2004 were $121.1 million or $2.96 per diluted share on sales of $1,721 million. Included in full year earnings are the following special items: a pre-tax charge of $6.1 million ($4.8 million after tax or $0.12 per diluted share) in connection with the settlement of several environmental and toxic tort lawsuits, a pretax charge of $8.0 million ($6.2 million after tax or $0.15 per diluted share) relating to settlements of carbon fiber litigation matters, a pretax charge of $2.0 million ($1.6 million after tax or $0.04 per diluted share) relating to the settlement of disputed matters with the holder of the Company's Series C, a charge to net earnings available to common stockholders of $9.9 million ($0.24 per diluted share) related to the redemption of the Company's Series C, a $2.4 million tax credit, or $0.06 per diluted share, from a favorable outcome of a completed international tax audit and a net pre-tax gain of $26.8 million ($17.1 million after tax or $0.42 per diluted share) pertaining to hedging anticipatory transactions related to the then expected purchase of the Surface Specialties business. Excluding these items net earnings were $124.1 million or $3.03 per diluted share.

    Investor Conference Call to be Held on February 10, 2006 11:00
A.M. ET

    Cytec will host their fourth quarter earnings release conference call on February 10, 2006 at 11:00 a.m. ET. The conference call will also be simultaneously webcast for all investors from Cytec's website www.cytec.com. Select the Investor Relations page to access the live conference call.
    A recording of the conference call may be accessed by telephone from 2:00 p.m. ET on February 10, 2006 until March 3, 2006 at 11:00 p.m. ET by calling 888-203-1112 (U.S.) or 719-457-0820 (International)
and entering access code 2676454. The conference call recording will also be accessible on Cytec's website for 3 weeks after the conference call.

    Use of Non-GAAP Measures

    Management believes that net earnings and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP measurements to non-GAAP can be found at the end of this release.

    Forward-Looking and Cautionary Statements

    Except for the historical information and discussions contained herein, statements contained in this release may constitute
"forward-looking statements" within the meaning of the Private
Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec's filings with the Securities and Exchange Commission.

    Corporate Profile

    Cytec Industries Inc. is a global specialty chemicals and materials company focused on manufacturing and selling value-added products with pro forma sales in 2005 of approximately $3.2 billion. Our products serve a diverse range of end markets including aerospace, adhesives, automotive and industrial coatings, chemical intermediates, inks, mining, plastics and water treatment. We use our technology and application development expertise to create chemical and material solutions that are formulated to perform specific and important functions in the finished products of our customers.




                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
            (Dollars in millions, except per share amounts)
                              (Unaudited)


                                                     Quarter Ended
                                                      December 31,
                                                 ---------------------
                                                    2005       2004
                                                 ---------------------


Net sales                                        $   787.5  $   450.6
Manufacturing cost of sales                          634.7      349.0
Selling and technical services                        57.7       35.9
Research and process development                      18.1       10.6
Administrative and general                            31.5       15.3
Amortization of acquisition intangibles                8.7        1.5
                                                 ---------------------
Earnings from operations                              36.8       38.3
Other income (expense), net                              -       29.5
Equity in earnings of associated companies             0.6        2.2
Interest expense, net                                 16.1        4.4
                                                 ---------------------
Earnings before income taxes                          21.3       65.6
Income tax provision                                   2.9       19.4
                                                 ---------------------
Net earnings available to common stockholders    $    18.4  $    46.2
                                                 =====================
Basic earnings per common share:
    Net earnings available to common
     stockholders                                $    0.40  $    1.16
                                                 =====================
Diluted net earnings per common share:
    Net earnings available to common
     stockholders                                $    0.39  $    1.13
                                                 =====================

Dividends per common share                       $    0.10  $    0.10
                                                 =====================


                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
            (Dollars in millions, except per share amounts)
                              (Unaudited)

                                                      Years ended
                                                 ---------------------
                                                      December 31,
                                                 ---------------------
                                                    2005       2004
                                                 ---------------------


Net sales                                        $ 2,925.7  $ 1,721.3
Manufacturing cost of sales                        2,313.7    1,303.1
Selling and technical services                       213.6      139.8
Research and process development                      68.5       40.0
Administrative and general                           102.1       65.1
Amortization of acquisition intangibles               30.3        5.6
Write-off of acquired in-process research and
 development                                          37.0          -
                                                 ---------------------
Earnings from operations                             160.5      167.7
Other income (expense), net                          (44.9)      16.9
Equity in earnings of associated companies             7.9        5.2
Interest expense, net                                 80.0       17.4
                                                 ---------------------
Earnings from continuing operations before
 income taxes                                         43.5      172.4
Income tax (benefit) provision                       (14.4)      41.4
                                                 ---------------------
Earnings from continuing operations                   57.9      131.0
Earnings from discontinued operations, net of
 taxes                                                 1.2          -
                                                 ---------------------
Net earnings                                          59.1      131.0
Premium paid to redeem preferred stock                   -        9.9
                                                 ---------------------
Net earnings available to common stockholders    $    59.1  $   121.1
                                                 ---------------------
Basic net earnings per common share:
    Earnings from continuing operations          $    1.28  $    3.06
    Earnings from discontinued operations, net
     of taxes                                         0.03          -
                                                 ---------------------
    Net earnings available to common
     stockholders                                $    1.31  $    3.06
                                                 ---------------------
Diluted net earnings per common share:
    Earnings from continuing operations          $    1.25  $    2.96
    Earnings from discontinued operations, net
     of taxes                                         0.02          -
                                                 ---------------------
    Net earnings available to common
     stockholders                                $    1.27  $    2.96
                                                 ---------------------

Dividends per common share                       $    0.40  $    0.40
                                                 ---------------------


                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
   CONSOLIDATED NET SALES AND EARNINGS FROM CONTINUING OPERATIONS BY
                           BUSINESS SEGMENT
                         (Millions of dollars)
                              (Unaudited)

                            Three Months Ended    Twelve Months Ended
                               December 31,          December 31,
                           ---------- ---------- ---------------------
                              2005       2004       2005       2004
                           ---------- ---------- ---------- ----------
Net sales
---------

Cytec Performance
 Chemicals
   Sales to external
    customers              $   220.9  $   182.9  $   855.8  $   712.9
   Intersegment sales            1.7        1.6        5.6        4.9

Cytec Surface Specialities     351.0       63.8    1,244.1      260.8

Cytec Engineered Materials     137.1      117.4      541.6      487.0

Building Block Chemicals
   Sales to external
    customers                   78.5       86.5      284.2      260.6
   Intersegment sales           25.1       25.4       85.3       85.0
                           ---------- ---------- ---------- ----------
Net sales from segments        814.3      477.6    3,016.6    1,811.2
Elimination of
 intersegment revenue          (26.8)     (27.0)     (90.9)     (89.9)
                           ---------- ---------- ---------- ----------

Total consolidated net
 sales                     $   787.5  $   450.6  $ 2,925.7  $ 1,721.3
----------------------------------------------------------------------

                          % of         % of         % of         % of
                          sales        Sales        sales        sales
                          -----        -----        -----        -----
Earnings (loss)
 from continuing
 operations
----------------

Cytec Performance
 Specialities      $ 17.0    8% $19.6    11% $ 56.6    7% $ 57.5    8%
Cytec Surface
 Specialities        13.9    4%   5.0     8%   22.0    2%   28.7   11%
Cytec Engineered
 Materials           26.7   19%  13.8    12%  103.0   19%   83.4   17%
Building Block
 Chemicals           (3.9)  -4%   3.1     3%    5.7    2%   15.6    5%
                    ------       -----        ------       ------

Earnings from
 segments            53.7    7%  41.5     9%  187.3    6%  185.2   10%

Corporate and
 Unallocated        (16.9)       (3.2)        (26.8)       (17.5)
                    ------       -----        ------       ------

Total consolidated
 earnings from
 continuing
 operations        $ 36.8    5% $38.3     8% $160.5    5% $167.7   10%
----------------------------------------------------------------------

                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
            (Dollars in millions, except per share amounts)
                              (Unaudited


                                                      December 31,
                                                 ---------------------
Assets                                              2005       2004
                                                 ---------------------
Current assets
    Cash and cash equivalents                    $    68.6  $   323.8
    Trade accounts receivable, less allowance
     for doubtful accounts of $9.4 and $6.7 in
     2005 and 2004, respectively                     493.8      248.2
    Due from related party                             8.0          -
    Other accounts receivable                         65.9       54.1
    Inventories                                      446.6      263.8
    Deferred income taxes                             12.2       23.3
    Other current assets                              27.5       29.3
                                                 ---------------------
Total current assets                               1,122.6      942.5
Investment in associated companies                    20.3       85.5
Plants, equipment and facilities, at cost          2,064.3    1,627.2
    Less:  accumulated depreciation                 (988.8)    (948.6)
                                                 ---------------------
Net plant investment                               1,075.5      678.6
Acquisition intangibles, net of accumulated
 amortization of $51.1 and $23.1 in 2005 and
 2004, respectively                                  491.5       66.8
Goodwill                                           1,012.2      342.4
Deferred income taxes                                    -       54.6
Other assets                                          88.4       81.2
                                                 ---------------------
Total assets                                     $ 3,810.5  $ 2,251.6
                                                 ---------------------
Liabilities
Current liabilities
    Accounts payable                             $   278.6  $   138.1
    Short-term borrowings                             34.3          -
    Current maturities of long-term debt              51.2      119.0
    Accrued expenses                                 218.3      178.1
    Income taxes payable                              43.5       61.5
                                                 ---------------------
Total current liabilities                            625.9      496.7
Long-term debt                                     1,225.5      300.1
Pension and other postretirement benefit
 liabilities                                         432.5      348.3
Other noncurrent liabilities                         224.4      174.5
Deferred income taxes                                 64.1          -
Stockholders' equity
Preferred stock, 20,000,000 shares authorized;
 issued and outstanding 0 shares, Series C
 Cumulative, $.01 par value; liquidation value
 of $25 per share                                        -          -
Common stock, $.01 par value per share,
 150,000,000 shares authorized; issued
 48,132,640 shares                                     0.5        0.5
Additional paid-in capital                           235.6      122.8
Retained earnings                                  1,149.7    1,108.5
Accumulated other comprehensive income (loss):
    Unearned compensation                             (2.5)      (3.1)
    Minimum pension liability                       (115.6)    (108.5)
    Unrealized net gains (losses) on cash flow
     hedges                                            0.4       (0.5)
    Accumulated translation adjustments               28.2       73.3
                                                 ---------------------
                                                     (89.5)     (38.8)
Treasury stock, at cost, 1,833,812 shares in
 2005 and 8,297,863 shares in 2004                   (58.2)    (261.0)
                                                 ---------------------
Total stockholders' equity                         1,238.1      932.0
                                                 ---------------------
Total liabilities and stockholders' equity       $ 3,810.5  $ 2,251.6
                                                 ---------------------


                CYTEC INDUSTRIES INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (Dollars in millions)
                              (Unaudited)

                                                      Years ended
                                                 ---------------------
                                                      December 31,
                                                 ---------------------
                                                    2005       2004
                                                 ---------------------
Cash flows provided by (used in) operating
 activities
Earnings from continuing operations              $    57.9     $131.0
Noncash items included in earnings from
 continuing operations:
    Dividends from associated companies less
     than earnings                                    (5.4)      (2.6)
    Depreciation                                     110.8       86.6
    Amortization                                      39.0       12.2
    Deferred income taxes                            (25.0)      19.6
    Write-off of acquired in-process research
     and development                                  37.0          -
    Amortization of write-up to fair value of
     finished goods purchased in acquisition          20.8          -
    Gains on sale of assets                           (1.3)         -
    Unrealized net gains on derivative
     instruments                                         -       (7.9)
    Other                                              3.0        0.7
Changes in operating assets and liabilities
 (excluding effect of acquisitions):
    Trade accounts receivable                        (12.9)     (24.1)
    Other receivables                                 31.7       (2.0)
    Inventories                                        9.5      (46.8)
    Other assets                                      21.5        0.4
    Accounts payable                                   2.8       36.5
    Accrued expenses                                 (19.3)      (7.3)
    Income taxes payable                             (42.6)       7.9
    Other liabilities                                    -      (36.8)
                                                 ---------------------
Net cash provided by operating activities of
 continuing operations                               227.5      167.4
Net cash provided by operating activities of
 discontinued operations                               4.9          -
                                                 ---------------------
Net cash provided by operating activities            232.4      167.4
Cash flows provided by (used in) investing
 activities
    Acquisition of business, net of cash
     received                                     (1,459.1)      (4.6)
    Additions to plants, equipment and
     facilities                                     (105.3)     (89.3)
    Proceeds received on sale of assets              105.3        0.7
    Proceeds received on sale of discontinued
     business                                         74.4          -
    Minority interests                                (0.5)         -
    Advance payment received on land lease               -        9.1
                                                 ---------------------
Net cash used in investing activities             (1,385.2)     (84.1)
                                                 ---------------------
Cash flows provided by (used in) financing
 activities
    Proceeds from long-term debt                   1,438.4          -
    Payments on long-term debt                      (571.9)         -
    Change in short-term borrowings                   45.9       (9.3)
    Cash dividends                                   (17.8)     (15.7)
    Proceeds from the exercise of stock options
     and warrants                                     17.7       24.6
    Deferred financing cost                           (5.9)         -
    Purchase of treasury stock                           -      (13.1)
    Redemption of Series C preferred stock               -      (10.0)
    Proceeds from termination of interest rate
     swap                                                -        2.9
                                                 ---------------------
Net cash provided by (used in) financing
 activities                                          906.4      (20.6)
                                                 ---------------------
Effect of currency rate changes on cash and cash
 equivalents                                          (8.8)      10.0
Increase (decrease) in cash and cash equivalents    (255.2)      72.7
Cash and cash equivalents, beginning of year         323.8      251.1
                                                 ---------------------
Cash and cash equivalents, end of year           $    68.6     $323.8
                                                 ---------------------

                         Cytec Industries Inc.
             Reconciliation of GAAP and Non-GAAP Measures

Management believes that net earnings and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.


                 Three Months Ended December 31, 2005

                                                    Net      Diluted
                                                  Earnings     EPS
                                                 ---------- ----------
GAAP Net Earnings available to common
 shareholders                                    $    18.4  $    0.39
 - Income tax benefit reflecting further partial
  resolution of a tax audit on Norway with
  respect to prior year tax
   returns                                            (2.6)     (0.05)
 - Restructuring charge (after tax)                   10.5       0.22
 - Integration expenses related to acquired
  businesses (after tax)                               0.1        0.0
                                                 ---------- ----------
Non-GAAP Net Earnings available to common
 shareholders                                    $    26.4  $    0.56
                                                 ========== ==========


                 Twelve months Ended December 31, 2005

                                                    Net      Diluted
                                                  Earnings     EPS
                                                 ---------- ----------
GAAP Net Earnings  available to common
 shareholders                                    $    59.1  $    1.27
 - Purchase accounting charges for fair value of
  inventory in excess of normal manufacturing
  cost (after tax)                                    15.2       0.33
 - Write-off of in-process research and
  development costs of Surface Specialties            37.0       0.80
 - Loss on currency and interest rate derivative
  transactions (after tax)                            28.1       0.60
 - Anticipated settlement of a certain
  litigation matter (after tax)                        1.8       0.04
 - Optional redemption of Mandatory Par Put
  Remarketed Securities (MOPPRS) prior to their
  maturity (after
    tax)                                              14.0       0.30
 - Income tax benefit reflecting favorable
  developments on of tax audits with respect to
  prior years returns                                (28.3)     (0.61)
 - Restructuring costs (after tax)                    12.4       0.27
 - Settlement to resolve a dispute over an
  environmental matter (after tax)                     3.2       0.07
 - Integration expenses related to acquired
  businesses (after tax)                               0.1        0.0
                                                 ---------- ----------
Non-GAAP Net Earnings  available to common
 shareholders                                    $   142.6  $    3.07
                                                 ========== ==========


                 Three Months Ended December 31, 2004

                                                    Net      Diluted
                                                  Earnings     EPS
                                                 ---------- ----------
GAAP Net Earnings available to common
 shareholders                                    $    46.2  $    1.13
 - Gain on currency and interest rate
  derivative transactions (after tax)                (17.1)     (0.42)
                                                 ---------- ----------
Non-GAAP Net Earnings available to common
 shareholders                                    $    29.1  $    0.71
                                                 ========== ==========


                 Twelve months Ended December 31, 2004

                                                    Net       Diluted
                                                  Earnings      EPS
                                                 ---------- ----------
GAAP Net Earnings available to common
 shareholders                                    $   121.1  $    2.96
 - Litigation settlement of environmental and
  toxic tort lawsuits (after tax)                      4.8       0.12
 - Settlement of carbon fiber litigation matter
  (after tax)                                          6.2       0.15
 - Settlement of disputed matters with Series C
  holders (after tax)                                  1.6       0.04
 - Premium paid to redeem Series C                     9.9       0.24
 - Tax benefit related to international tax
  audit                                               (2.4)     (0.06)
 - Gain on currency and interest rate derivative
  transactions (after tax)                           (17.1)     (0.42)
                                                  ---------  ---------
Non-GAAP Net Earnings available to common
 shareholders                                    $   124.1  $    3.03
                                                  =========  =========




    CONTACT: Cytec Industries Inc.
             Investment Community:
             David M. Drillock, 973-357-3249
              or
             Media:
             Gail Petersen, 973-357-3319